Exhibit (4)(b)

                          OPERATING EXPENSES AGREEMENT

     THIS OPERATING EXPENSES AGREEMENT (the "Agreement") is effective as of the 1st day of April, 1999, by and between RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS, a Delaware business trust (hereinafter called the "Trust"), on behalf of each series of the Trust listed in Appendix A hereto, as may be amended from time to time (hereinafter referred to individually as a "Fund" and collectively as the "Funds"), and RAINIER INVESTMENT MANAGEMENT, INC., a corporation organized and existing under the laws of the State of Washington (hereinafter called the "Advisor").

                                   WITNESSETH:

     WHEREAS, the Advisor renders advice and services to the Funds pursuant to the terms and provisions of a Management Agreement between the Trust and the Advisor dated May 6, 1994 (the "Management Agreement"); and

     WHEREAS, the Funds are responsible for, and have assumed the obligation for, payment of certain expenses pursuant to Section 4 of the Management Agreement that have not been assumed by the Advisor, and

     WHEREAS, the Advisor desires to limit the Funds' respective Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires to allow the Advisor to implement those limits;

     NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

     1. LIMIT ON OPERATING EXPENSES. The Advisor hereby agrees to limit each Fund's Operating Expenses to the respective annual rate of total Operating Expenses specified for that Fund in APPENDIX A of this Agreement.

     2. DEFINITION. For purposes of this Agreement, the term "Operating Expenses" with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of the Fund including the Advisor's investment advisory or management fee under Section 5(a) of the Management Agreement, and other expenses described in Section 4 of the Management Agreement, including any Rule 12b-1 fees, but not including any front-end or contingent deferred loads, taxes, interest, brokerage commissions, expenses incurred in connection with any merger or reorganization or extraordinary expenses such as litigation.

     3. REIMBURSEMENT OF FEES AND EXPENSES. The Advisor, under Section 5(b) of the Management Agreement, retains its right to receive reimbursement of reductions of its investment management fee and Operating Expenses paid by it that are not its responsibility under Section 4 of the Management Agreement.

     4. TERM. This Agreement shall become effective on the date specified herein and shall remain in effect for a period of one (1) year, unless sooner terminated as provided in Paragraph 5 of this Agreement. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for each Fund at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust).

     5. TERMINATION. This Agreement may be terminated by the Trust on behalf of any one or more of the Funds at any time without payment of any penalty or by the Board of Trustees of the Trust, upon sixty (60) days' written notice to the Advisor. The Advisor may decline to renew this Agreement by written notice to the Trust at least thirty (30) days before its annual expiration date.

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
     6. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

     7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

     8. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction of effect.

     9. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended and any rules and regulations promulgated thereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this went to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

RAINIER INVESTMENT MANAGEMENT           RAINIER INVESTMENT MANAGEMENT, INC.
MUTUAL FUNDS


By: /s/ J. Glenn Haber                  By: /s/ J. Glenn Haber
    ------------------------------          ------------------------------
    Title: Chairman                         Title: Principal

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
                                   APPENDIX A

                                                  Operating
Fund                                            Expense Limit     Effective Date
----                                            -------------     --------------
Rainier Small/Mid Cap Equity Portfolio              1.48%          April 1, 1999
Rainier Core Equity Portfolio                       1.29%          April 1, 1999
Rainier Balanced Portfolio                          1.19%          April 1, 1999
Rainier Intermediate Fixed Income Portfolio         0.55%          April 1, 1999
Rainier Growth Equity Portfolio                     1.19%          June 15, 2000


RAINIER INVESTMENT MANAGEMENT           RAINIER INVESTMENT MANAGEMENT, INC.
MUTUAL FUNDS


By: /s/ J. Glenn Haber                  By: /s/ J. Glenn Haber
    ------------------------------          ------------------------------
    Title: Chairman                         Title: Principal

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